                                                                    EXHIBIT 12.1

               MCKESSON CORPORATION AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)
                          (IN MILLIONS, EXCEPT RATIOS)

                                                             NINE MONTHS ENDED
                             FISCAL YEARS ENDED MARCH 31        DECEMBER 31
                          ---------------------------------- ------------------
                           1993   1992   1991   1990   1989    1993      1992
                          ------ ------ ------ ------ ------ --------  --------
Income from continuing
 operations before
 provision for income
 taxes................... $196.9 $ 81.7 $169.1 $166.6 $166.5 $  200.7  $  137.9
Add
  Interest on
   indebtedness..........   49.5   57.7   55.8   53.3   47.1     30.7      37.0
  Amortization of loan
   expense...............    0.6    1.0    0.4    0.5    0.4      0.3       0.4
  Portion of rents
   representative of the
   interest factor.......   10.6    9.2   10.3   10.9   10.6      7.4       6.9
Subtract
  Undistributed equity in
   earnings from less
   than 50% owned
   subsidiaries..........     --     --     --     --     --     (5.5)       --
                          ------ ------ ------ ------ ------ --------  --------
Income as adjusted....... $257.6 $149.6 $235.6 $231.3 $224.6 $  233.6  $  182.2
                          ====== ====== ====== ====== ====== ========  ========
Fixed Charges
  Interest on
   indebtedness.......... $ 49.5 $ 57.7 $ 55.8 $ 53.3 $ 47.1 $   30.7  $   37.0
  Amortization of loan
   expense...............    0.6    1.0    0.4    0.5    0.4      0.3       0.4
  Capitalized interest...    0.5    0.5    0.5    0.6    1.2       --       0.4
  Portion of rents
   representative of the
   interest factor.......   10.6    9.2   10.3   10.9   10.6      7.4       6.9
                          ------ ------ ------ ------ ------ --------  --------
    Total................ $ 61.2 $ 68.4 $ 67.0 $ 65.3 $ 59.3 $   38.4  $   44.7
                          ====== ====== ====== ====== ====== ========  ========
Ratio of earnings to
 fixed charges*..........   4.21   2.19   3.52   3.54   3.79     6.08      4.08

- --------
  *The ratio of earnings to combined fixed charges and ESOP dividend requirements is 3.44, 1.81, 2.87, 2.95 and 3.52 in fiscal 1993, 1992, 1991,
   1990 and 1989, respectively and 4.84 and 3.32 for the nine months ended December 31, 1993 and 1992, respectively.